BlackRock Allocation Target Shares
BATS: Series C Portfolio
BATS: Series M Portfolio
BATS: Series S Portfolio

(each, a "Fund")

77D(b),(c)

Policies with respect to security investments

Each Fund currently operates as a diversified fund under the Investment Company Act of 1940, as amended. Effective October
23, 2017, the following changes were made to each Fund's Summary
Prospectuses and Prospectuses, as applicable:

The last paragraph in the section of each Fund's Summary
Prospectus entitled "Key Facts About [the Fund] - Principal
Investment Strategies of the Fund" and the section of each Fund's Prospectus entitled "Fund Overview - Key Facts About [the
Fund] - Principal Investment Strategies of the Fund" were deleted in their entirety.

The section of each Fund's Summary Prospectus entitled "Key Facts About [the Fund] - Principal Risks of Investing in the Fund" and the section of each Fund's Prospectus entitled "Fund Overview - Key Facts About [the Fund] - Principal Risks of Investing in the Fund" were amended to delete "Non-Diversification Risk."

The last paragraph in the section of the Prospectus entitled
"Details About the Funds - How Each Fund Invests - BATS: Series
C Portfolio - Principal Investment Strategies" was deleted in its entirety.

The last paragraph in the section of the Prospectus entitled
"Details About the Funds - How Each Fund Invests - BATS: Series
M Portfolio - Principal Investment Strategies" was deleted in its entirety.

The last paragraph in the section of the Prospectus entitled
"Details About the Funds - How Each Fund Invests - BATS: Series
S Portfolio - Principal Investment Strategies" was deleted in its entirety.

The section of the Prospectus entitled "Details About the Funds
- Investment Risks - Principal Risks of Investing in the Fund" was amended to delete "Non-Diversification Risk."